Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 36 to the Registration Statement on Form N-6 (the “Registration Statement”) of our report dated March 10, 2016, relating to the consolidated financial statements of New York Life Insurance and Annuity Corporation and of our report dated March 28, 2016, relating to the financial statements and financial highlights of NYLIAC Corporate Sponsored Variable Universal Life Separate Account-I, which appear in such Registration Statement. We also consent to the references to us under the heading “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopersLLP
PricewaterhouseCoopersLLP

New York, New York

May 24, 2016